Exhibit 23.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the incorporation by reference in this Registration Statement on Form S-8 of my report dated December 27, 2011, relating to the financial statements of First Titan Corp. for the year ended September 30, 2011 and 2010 and the related statement of operations, changes in stockholder's equity, and cash flows for the year ended September 30, 2011 and for the period September 16, 2010 (date of inception) through September 30, 2011 and 2010, appearing in the Form 10-K of First Titan Corp filed with the Securities and Exchange Commission on December 29, 2011.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

March 15, 2012